EXHIBIT 99.1

FOR IMMEDIATE RELEASE

Contacts:	Daniel Francisco	Dr. Pei Lin Pai
	Micron Technology, Inc.	Nanya Technology Corporation
	208-368-5584	886-3-3281688 x1008
	dfrancisco@micron.com	plpai@ntc.com.tw

MICRON AND NANYA SIGN AGREEMENT TO
CREATE MEMORY TECHNOLOGY JOINT VENTURE

BOISE, Idaho, and TAIPEI, Taiwan, April 21, 2008 – Micron Technology, Inc., one of the world's leading providers of advanced semiconductor solutions, and Nanya Technology Corporation, a global leader in advanced memory semiconductors, announced today that the two companies have signed an agreement to create MeiYa Technology Corporation, a new DRAM joint venture.

The partnership will leverage both Micron and Nanya’s manufacturing technology, strengths and experience. As part of the joint venture, a 200 millimeter (mm) Nanya manufacturing facility in Taiwan will be upgraded to industry-leading 300mm technology starting this year, with the facility coming online for production in 2009. In addition to MeiYa, the parties will jointly develop and share future technology.

Both parent companies will own 50 percent of the joint venture initially, and each will contribute USD $550 million in cash by the end of 2009. The transaction is subject to customary closing conditions, including regulatory approval in Taiwan, and is expected to close within the next few months.

“This partnership brings greater scale and efficiency to the DRAM manufacturing operations of both parent companies, and Micron is pleased to officially enter into this joint venture with Nanya,” said Mark Durcan, Micron’s President and Chief Operating Officer.

“We are sure that MeiYa will demonstrate the synergistic combinations of Nanya and Micron’s strength in the DRAM industry,” said Dr. Jih Lien, Nanya’s President. “Nanya has a very high expectation for this new entity.”

About Micron

Micron Technology, Inc. is one of the world's leading providers of advanced semiconductor solutions. Through its worldwide operations, Micron manufactures and markets DRAMs, NAND flash memory, CMOS image sensors, other semiconductor components, and memory modules for use in leading-edge computing, consumer, networking, and mobile products. Micron's common stock is traded on the New York Stock Exchange (NYSE) under the MU symbol. To learn more about Micron Technology, Inc., visit www.micron.com.

About Nanya

Nanya Technology Corporation, a member of the Formosa Plastics Group, is a global leader in advanced memory semiconductors, focusing on research and development, design, manufacturing, and sales of DRAM products. NTC’s common stock is traded on the Taiwan Stock Exchange Corporation (TSEC) under the 2408 symbol. The company currently owns two 200mm fabrication facilities and one 300mm fabrication facility in Taiwan. The company also has a 300mm joint venture, Inotera Memories, Inc., which operates two 300mm fabrication facilities in Taiwan. Further information is available at http://www.ntc.com.tw.
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Micron and the Micron orbit logo are trademarks of Micron Technology, Inc. All other trademarks are the property of their respective owners.

This document contains forward-looking statements that involve risks, uncertainties and assumptions. If any of these risks or uncertainties materializes or any of these assumptions proves incorrect, the parties may be unable to consummate the transactions contemplated by the memorandum of understanding and the results of Micron, Nanya and their respective consolidated subsidiaries could differ materially from those express or implied by such forward-looking statements. The parties are under no duty to update any of the forward-looking statements after the date of this press release.

All statements other than any statements of historical facts are statements that could be deemed forward looking statements. The risks, uncertainties and assumptions referred to above include the ability of the parties to negotiate mutually acceptable definitive agreements, the timing of signing any such agreements, the implementation of a joint development program, the formation of a joint venture and the potential timing of the Nanya facility upgrade.